EXHIBIT 99.1

For More Information
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Contact:  James F. Oliviero
KSW, Inc. (718) 340-1409
joliviero@ksww.com


                              FOR IMMEDIATE RELEASE

                               KSW, INC. APPOINTS
                                 WARREN O. KOGAN
                              TO BOARD OF DIRECTORS


Long Island City, New York - March 13, 2006 - KSW, Inc. (Over The Counter Bulletin Board: KSWW.OB).

The Company is pleased to announce that on March 10, 2006, the Independent Members of the Board of Directors of KSW, Inc. elected Warren O. Kogan as a Class III Director, to fill the seat vacated by Burton Reyer, who resigned earlier this year. Mr. Kogan's term will extend until the 2007 Annual Meeting of Stockholders.

Mr. Kogan is currently an arbitrator for the American Arbitration Association and a construction and real estate private consultant. From 1990 to 2000, he was Executive Vice President of the Subcontractors Trade Association of New York City. From 1980 to 1990, he was President and Chief Executive Officer of H. Sand & Co., a major mechanical and HVAC contractor.

Chairman of the Board, Floyd Warkol, commented that: "Our Company will greatly benefit from Warren's extensive business experience and unsurpassed knowledge of our industry. I look forward to working with him for the benefit of our shareholders."

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Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year-end audit and further internal review of the Company's historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

About KSW

KSW, Inc., through its wholly-owned subsidiary, KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as Trade Manager on larger construction projects, such as the Ambulatory Care Building at Weill Cornell Medical Center.


Contact:
KSW, Inc.
James F. Oliviero
718-340-1409